Exhibit 3.2

THE COMPANIES LAW CHAPTER 113

OF THE LAWS OF THE REPUBLIC OF CYPRUS

PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

NW18 HSN HOLDINGS PLC

TABLE A EXCLUDED

1	The regulations contained in all Parts (Part I, Part II and Part III) of the Table A in the First Schedule to the Companies Law, Chapter 113 of the statute laws of the Republic of Cyprus do not apply to this company.

DEFINITIONS & INTERPRETATION

2	Unless the context otherwise requires:

‘Unissued Shares’	means shares in the registered (authorised) but not issued share capital of the Company, at any given time.

‘Proxy’	means a Person duly appointed and authorised, in accordance with the Articles, to act as representative (proxy) of a Member at a general meeting or (as the case may be) separate meeting of the Holders of Shares of a class and ‘Proxies’ shall be construed accordingly.

‘Required Information’	means the information contained in section 127A(4) of the Law and the resolutions (if any) proposed by Members pursuant to section 127B of the Law.

‘Registrar’	means a Person recognised by the Stock Exchange on which Shares are dealt in, duly appointed as an officer of the Company, an operator, a clearing house or otherwise, to perform on behalf of, or for the Company, the functions that are usually performed by clearing houses, registrars / process / transfer agents (as the case may be) in relation to the Electronic Register including (without limit) maintaining, making up, recording all the required entries in, and keeping, managing or operating, the Electronic Register.

‘General Meeting’	means a meeting of Members which, subject to any (if any) Special Rights, is duly convened and constituted EITHER as a general meeting of the Company (whether annual, ordinary or extraordinary) OR as a separate meeting of the Holders of Shares of a class, in accordance with the Articles.

‘Secretary’	means any Person appointed by the Board to perform, pursuant to section 171 of the Law, any of the duties of the secretary of the Company and includes a joint secretary, temporary secretary or assistant secretary.

‘written’ or ‘in writing’	means in relation to any notice, notification or transmission, written or produced by any method of representing words in legible and permanent form including photocopy, “PDF”, printing or facsimile or other visual representation excluding electronic mail.

‘Office’	means the registered office of the Company under section 102 of the Law.

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‘Successor’	means a Person or the Persons becoming entitled to one or more Shares in consequence of the death or bankruptcy of a Member and ‘Successor Share’ and ‘Successor Shares’ shall be construed as the Share or Shares held or (as the case may be) jointly held by that Member.

‘Board of Directors’ or ‘Board’	means either all of the Directors, or a quorum of them, assembled at any place in accordance with the Articles.

‘Special Right’	means a preferred, deferred or other class or special right or privilege (if any) or restriction (if any), attached to, carried or conferred by a Share, with regard to dividend, voting, return of capital (including redemption but excluding buyback of the Share by the Company) or otherwise and ‘Special Rights’ shall be construed accordingly

‘Special Resolution’	means a “special resolution” as defined by section 135 of the Law.

‘Listed Company’	means a “company admitted to a regulated market” as defined in section 2 of the Law. For the purposes of this definition, such admission includes the admission to trading on a Stock Exchange of a proportion of Shares (or any interests in the Shares) or any instruments or depository receipts (DRs) or other (equity or non-equity) securities representing or relating to such Shares.

‘Listed Share’	means a Share admitted to, quoted, listed or otherwise dealt in, on any Stock Exchange and ‘Listed Shares’ shall be construed accordingly.

‘Extraordinary Resolution’	means an “extraordinary resolution” as defined by section 135 of the Law.

‘Executive Director’	means a Director holding an executive office in the Company and ‘Executive Directors’ shall be construed accordingly.

‘Auditors’	means the auditors of the Company appointed under section 153 of the Law.

‘Corporation’	includes any company or other body corporate with or without limited liability incorporated in any part of the world.

‘Committee’	means a committee under Paragraph (a) of Regulation 91 appointed by the Board and ‘Committees’ shall be construed accordingly.

‘Company’	means this company (registration number H.E. 175604).

‘Electronic Means’	means “electronic means” as defined in section 2 of the Law.

‘Electronic Register’	means an electronic system or register of shareholders relating to Uncertificated Shares for enabling the title and ownership to those Shares to be evidenced and transferred without any certificate, or instrument, of title (including share certificate) and includes an “overseas register” kept by, or on behalf of, or for, the Company (as the case may be) under or pursuant to sections 114, 115, 116, and 117A of the Law.

‘Days’	means the days comprised in a period excluding the day on which the notice is sent and the day on which the notice is deemed given.

‘Record Date’	means a “record date” as defined in section 2 of the Law.

‘Subsidiary’	means a “subsidiary” as defined by section 148 of the Law, of the Company.

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‘Applicable Law’	means any law, legislation, regulation, by-law, subordinate or secondary legislation, Stock Exchange rule or regulation (as the case may be) of the jurisdiction where Listed Shares are admitted, quoted, listed or otherwise dealt in, applicable to the Company or Listed Shares or any instruments or depository receipts (DRs) representing or relating to Shares.

‘Appropriate Charge’	means a reasonable charge as the Board determines.

‘Appropriate Interest’	means interest per annum at the rate of 0% or such other rate as the Board determines.

‘Articles’	means these articles of association as from time to time altered in accordance with section 12 of the Law being the regulations for the management of the Company under sections 8, 10 and 11 of the Law.

‘Holder’	means in relation to one or more Shares, the Person registered in the Register as the holder thereof, and ‘Holders’ shall be construed accordingly.

‘Joint Holder’	means in relation to one or more Shares, a Member who jointly holds the same with another Member or Members and ‘Joint Holders’ means together each such Joint Holder.

‘Cyprus’	means the Republic of Cyprus.

‘Member’	means a “member” as defined by section 27 of the Law, of the Company. For the purposes of this definition references in section 27 of the Law to “register of members” include references to the ‘Electronic Register’ and ‘Members’ shall be construed accordingly.

‘Share’	means a share or share of a class in the issued share capital of the Company and ‘Shares’ shall be construed accordingly.

‘Uncertificated Share’	means a Listed Share in respect of which:

(a) no certificate has, pursuant to section 78 of the Law, been issued by, or on behalf of, the Company; or

(b) the certificate has, pursuant to Applicable Law, been cancelled or otherwise withdrawn by the Company,

and, under Applicable Law, the transfer of title or ownership to, or other interest (legal or beneficial) in, the Share is not conditional on having a share certificate and ‘Uncertificated Shares’ shall be construed accordingly.

‘Non-executive Director’	means a Director other than an Executive Director and ‘Non-executive Directors’ shall be construed accordingly.

‘Register’	means the register of Members required to be kept pursuant to section 105 of the Law.

‘Law’	means the Companies Law, Chapter 113 of the laws of Cyprus.

‘Paid Up’	means in relation to a Share, paid up or credited as paid up.

‘Chairperson’	means the Director appointed, under Regulation 111, as the “Chairperson”.

‘Chairperson GM’	means the person presiding a general meeting or a separate meeting of the Holders of Shares of a class.

‘Person’	includes an individual, a firm, a partnership, a Corporation or other person or entity (whether or not incorporated) and ‘Persons’ shall be construed accordingly.

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‘Proposed Shares’	means Unissued Shares proposed to be issued for cash.

‘Director’	means a “director” as defined in section 2 of the Law, of the Company and ‘Directors’ shall be construed accordingly.

‘Committee Meeting’	means a meeting of the Persons who constitute a Committee and ‘Committee Meetings’ shall be construed accordingly.

‘Board Meeting’	means a meeting of the Board and ‘Board Meetings’ shall be construed accordingly.

‘Seal’	means the common seal of the Company under sections 15 and 103 of the Law.

‘Relevant Shares’	means Shares of the same class as, or carrying or conferring the same Special Rights as, or otherwise ranking pari passu in all respects with, the Proposed Shares and if the Proposed Shares shall constitute a new class of Shares, ‘Relevant Shares’ means Shares.

‘Relevant Member’	means a Member holding one or more Relevant Shares and ‘Relevant Members’ shall be construed accordingly.

‘Debenture’	means in relation to the Company, a “debenture” as defined in section 2 of the Law, and ‘Debentures’ shall be construed accordingly.

‘Stock Exchange’	means a regulated (whether or not recognised) stock exchange, investment market, securities exchange or market including (without prejudice to the generality of the foregoing) the New York Stock Exchange (NYSE), the National Association of Securities Dealers Automated Quotations Stock Exchange (NASDAQ), the London Stock Exchange (LSE – AIM or MAIN Market), the Cyprus Stock Exchange (CSE), the Oslo Stock Exchange (Oslo Børs) and the Warsaw Stock Exchange (WSE).

‘Poll Vote’	means a vote at a general meeting, or separate meeting of the Holders of Shares of a class, which is held on poll.

‘Majority Resolution’	means a resolution sanctioned:

(a)     by a majority of over one-half of the votes cast by the Members present in person or by Proxy and entitled to vote, in the case where all the Members present in person or by Proxy and entitled to vote, hold or represent in aggregate not less than 50% in nominal capital value of the entire issued share capital of the Company; or

(b) by a majority of not less than two-thirds of the votes cast by the Members present in person or by Proxy and entitled to vote, in all other cases,

at a General Meeting of which not less than 14 Days’ notice specifying the intention to propose the resolution as a “Majority Resolution” has been given.

‘Show of Hands Vote’	means a vote at a general meeting, or separate meeting of the Holders of Shares of a class, which is held on a show of hands.

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3	Unless the context otherwise requires, the Articles shall be read, interpreted and applied in accordance with the following principles of interpretation:

(1)	References to numbered Regulations relate to the numbered regulations of the Articles and references in the Regulations to numbered Paragraphs relate to the numbered paragraphs of the relevant Regulations.

(2)	References to a statute or statutory provision include references to that statute or statutory provision as amended or replaced from time to time.

(3)	References to the “Register” include references to the Electronic Register and the Electronic Register shall, for all purposes, be:

(a)	deemed to be supplemental to, or extract of, the Register; and

(b)	prima facie evidence of all matters lawfully, duly and properly directed or authorised to be inserted therein.

(4)	Words and expressions importing the singular include the plural and vice-versa.

(5)	Words and expressions importing any gender include every gender.

(6)	Words and expressions defined in or by the Law shall (unless defined otherwise in the Articles) bear the same meaning in the Articles.

(7)	The text of this document and the Special Resolution adopting it as the Articles, was originally prepared, drafted and sanctioned in the English language and if this document is translated into any other language, the English language text shall prevail.

(8)	An officer or otherwise a member of the governing or management body of a Member being a Corporation shall be deemed to be the Member he represents for the purposes of the Articles except in respect of attending and voting at general meetings or separate meeting of the Holders of Shares of a class for which Regulation 79 applies.

SHARE CAPITAL

4	Subject to Applicable Law, Listed Shares may subsist as Uncertificated Shares and Unissued Shares may be issued as Uncertificated Shares.

5	Unissued Shares may, without prejudice to the Special Rights conferred on the Holders, be issued:

(a)	as Shares ranking in priority (/preference) or subsequent (/subordinate) to, or pari passu with, any existing (issued) Shares and otherwise carrying or conferring such Special Rights, as the General Meeting shall determine with the sanction of an ordinary resolution or, (if there is no relevant resolution or so far as the resolution does not make any special or express provision), as the Board of Directors shall determine:

PROVIDED THAT no Unissued Share shall be issued as a Share liable to be redeemed (at the option of its Holder or the Company or otherwise) UNLESS or UNTIL the terms and manner of redemption are provided in the Articles; or

(b)	as Shares ranking pari passu with, or subsequent (/subordinated) to, any existing (issued) Shares as the Board shall determine.

6	The Ordinary Shares, the Preference A Shares, the Preference G Shares and the Preference O Shares constitute separate and different classes of Shares for all purposes and except as otherwise expressly provided in the Articles all of the Shares shall rank pari passu in all respects and for all purposes:

6.1	ADDITIONAL DEFINITIONS In this Regulation 6:

‘Ordinary Share’	means a share in the issued share capital of the Company designated or classified as “Ordinary Share” and ‘Ordinary Shares’ shall be construed accordingly.

‘Preference Holder’	means a Preference O Holder or a Holder of at least one:

(a) Preference A Share; or

(b) Preference G Share,

and ‘Preference Holders’ shall be construed accordingly.

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‘Preference O Holder’	means the Holder of at least one Preference O Share.

‘Preference Share’	means a Share of, or in, any of the following classes of Shares:

(a) the Preference A Shares; or

(b) the Preference G Shares; or

(c) the Preference O Shares,

and ‘Preference Shares’ shall be construed accordingly.

‘Preference A Share’	means a (preference) share in the issued share capital of the Company designated or classified as “Preference A Share” or “Series A Preference Share” and ‘Preference A Shares’ shall be construed accordingly.

‘Preference G Share’	means a (preference) share in the issued share capital of the Company designated or classified as “Preference G Share” or “Series G Preference Share” and ‘Preference G Shares’ shall be construed accordingly.

‘Preference O Share’	means a (preference) redeemable share in the issued share capital of the Company designated or classified as “Preference O Share” or “Series O Preference Share” and ‘Preference O Shares’ shall be construed accordingly.

6.2	SPECIAL/CLASS RIGHTS & RESTRICTIONS The Special Rights carried, or conferred, by the Preference Shares respectively, are as follows:

6.2.1	RE-CLASSIFICATION & RE-DESIGNATION (CONVERSION):

(1)	The Preference Shares are convertible into Ordinary Shares at the option of their respective Preference Holders or automatically, as provided in this Regulation 6.2.1:

(1.1)	Subject to Paragraph (1.2), a Preference Holder (in this Regulation 6.2.1 the ‘Conversion Holder’) shall have the (conversion) right (as a Special Right) by at least 30 Days’ notice in writing (in this Regulation 6.2.1 the ‘Conversion Notice’) served on the Company at the Office signed by or on behalf of the Preference Holder (in the case of a Corporation, such notice may be signed on its behalf by a director (or equivalent officer) or by its duly appointed or duly authorised representative), to convert any number of Preference Shares held by the Conversion Holder as the Conversion Holder shall specify in the Conversion Notice (in this Regulation 6.2.1 the ‘Conversion Shares’) into an equal number of Ordinary Shares (on a share for share of an equal nominal-capital-value basis) to the effect that on the next working day following the expiration of the Conversion Notice, each of the Conversion Shares shall (and shall be deemed to) be re-classified and re-designated as an “Ordinary Share” ranking pari passu in all respects and for all purposes with all and each of the pre-existing (outstanding) Ordinary Shares.

(1.2)	Notwithstanding Paragraph (1.1), in the event of an initial public offering of Shares or Debentures (in this Regulation 6.2.1 the ‘Conversion Event’), each Preference Share shall, with effect from the Conversion Event, automatically be re-classified and re-designated as an “Ordinary Share” ranking pari passu in all respects and for all purposes with all and each of the pre-existing (outstanding) Ordinary Shares. Consequently with effect from the initial public offering, the entire issued share capital of the Company shall be solely and exclusively constituted by, and divided into, Ordinary Shares.

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(2)	The Company shall forthwith record in its statutory books (including the Register) any conversion effected pursuant to the foregoing Paragraphs and make such announcements and forward such notifications as required by the Applicable Law and further, in the case of Shares not being Uncertificated Shares, the Company shall recall for cancellation the share certificates in respect of the Shares so converted and subject to receiving the same, such Holder shall forthwith be entitled to receive a new share certificates accordingly:

PROVIDED THAT until an entry or record has been made in the statutory books of the Company (including the Register) of any such conversion as aforesaid, any references in the statutory books to any Shares so converted shall be construed accordingly.

6.2.2	VARIATION/ABROGATION OF RIGHTS (ANTI-DILUTION):

(1)	The rights carried or conferred by the Preference Shares respectively and otherwise the rights conferred on each of the Preference Holders, shall be deemed to be varied or abrogated by:

(a)	the creation or issue (except by way of a bonus issue) of further shares in the capital of the Company; or

(b)	the purchase by the Company of Shares; or

(c)	the reduction of the share premium account of the Company or any capital Paid Up on, or any cancellation of, Shares; or

(d)	the reduction of the authorised share capital; or

(e)	the consolidation and division, or subdivision of, Shares; or

(f)	any amendment to the memorandum of association of the Company or the Articles.

(2)	The rights carried or conferred by the Preference Shares respectively and otherwise the rights conferred on each of the Preference Holders, shall NOT be deemed to be varied or abrogated by the conversion of any Preference Share into an Ordinary Share under or pursuant to Regulation 6.2.1.

(3)	The rights carried or conferred by the Preference Shares of any class may only be varied or abrogated with the consent in writing of the sole Holder of, or the Members together holding or representing in aggregate at least three-fourths in nominal capital value of, the Preference Shares of each class but not otherwise.

(4)	Regulations 11, 12 and 13 shall apply and take effect subject to this Regulation 6.2.2.

6.2.3	REDEMPTION OF PREFERENCE O SHARES:

(1)	A Preference O Holder (in this Regulation 6.2.3 the ‘Redemption Holder’) shall have the (redemption) right (as a Special Right) by notice in writing (in this Regulation 6.2.3 the ‘Redemption Notice’) served on the Company at the Office signed by or on behalf of the Redemption Holder (in the case of a Corporation, such notice may be signed on its behalf by a director (or equivalent officer) or by its duly appointed or duly authorised representative), to have redeemed by the Company any number of fully Paid Up Preference O Shares held by the Redemption Holder as the Redemption Holder shall specify in the Redemption Notice (in this Regulation 6.2.3 the ‘Redemption Shares’).

(2)	Unless otherwise agreed in writing between the Company and the Redemption Holder, the redemption of the Redemption Shares shall take place at the Office at noon on the expiration of 30 Days following the actual receipt by the Company of the Redemption Notice (in this Regulation 6.2.3 the ‘Redemption’).

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(3)	The Redemption Shares shall be Redeemed:

(a)	out of the divisible profits in which case a sum equal to the aggregate nominal value of the Redemption Shares shall be transferred out of the profits of the Company which would otherwise be available for dividends or interim dividends, into a reserve fund to be called the “capital redemption reserve fund”; or

(b)	out of the proceeds of fresh issue of shares made for the purposes of the Redemption.

(4)	A premium shall be payable on the Redemption Shares at Redemption. Such premium shall be a sum equal to the premium for which the Redemption Shares were subscribed. Such premium shall be provided:

(a)	out of the divisible profits; or

(b)	out of the share premium account,

of the Company as the Board of Directors thinks fit (in this Regulation 6.2.3 the ‘Redemption Premium’).

(5)	At Redemption:

(a)	the Redemption Holder shall deliver up to the Company for cancellation the share certificate or certificates in respect of the Redemption Shares;

(b)	subject to Paragraph (5)(a), the Company shall pay to the Redemption Holder the Redemption Premium and a sum equal to the aggregate nominal value of the Redemption Shares.

6.2.4	PARTICIPATION IN THE DIVISIBLE PROFITS OF THE COMPANY:

(1)	Subject to Paragraph (2) each Preference Share, notwithstanding its classification or class designation, ranks for dividend and interim dividend pari passu with each Ordinary Share.

(2)	Notwithstanding Paragraph (1), the Preference Shares carry or confer NO right to receive, by way of capitalisation of undivided profits, bonus shares other than as Ordinary Shares and Regulation 127 shall apply and take effect subject to this Paragraph (2).

6.2.5	APPLICATION OF REGULATION 6 At any time when the entire issued share capital of the Company is solely and exclusively constituted by, and divided into, Ordinary Shares, the foregoing provisions of this Regulation 6 shall cease to apply and shall be deemed deleted from the Articles and must be ignored.

7	The Proposed Shares shall, subject to Regulation 8, be offered by notice to the Relevant Members pro rata, as nearly as possible, to the number of Relevant Shares respectively held by them immediately prior to the notice. Each notice shall specify the number of Proposed Shares offered to each Relevant Member and the period (which shall not be less than 14 Days from the date of the notice) within which the offer, if not accepted, shall be deemed to be declined and after the expiration of the said period, the Board of Directors may (but not so after the expiration of 30 days thereafter) dispose of the Proposed Shares so declined in such manner as it thinks fit. This Regulation 7 applies and takes effect, mutatis mutandis, to any proposed issue of Debentures convertible into Shares. On any proposed issue for cash, of Shares or Debentures convertible into Shares, the provisions of this Regulation 7 may, pursuant to section 60B of the Law, be relaxed or waived to any extent as the General Meeting determines with the sanction of a Majority Resolution. This Regulation 7 does not apply to subscriptions (or proposed subscriptions) for Shares, or Debentures convertible into Shares, in exchange for or in consideration of, assets other than cash.

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8	Notwithstanding anything in the Articles, Unissued Shares shall be at the disposal of the Board of Directors which, without prejudice to the Special Rights conferred on the Holders, may, to the extent (if at all) authorised by the General Meeting with the sanction of a Special Resolution, exercise all the powers of the Company to offer, allot, grant options over or grant any right or rights to subscribe for, shares in the Company or convert Debentures into Shares or otherwise dispose of Unissued Shares to such Persons, at such times and for such consideration and upon such terms and conditions as the Board thinks fit. Any authority granted for the purposes of this Regulation 8 may not exceed the period of five anniversaries from the date of the sanction of the relevant resolution and it may, at any time before the authority expires, be revoked or varied (or renewed for up to five years accordingly) by the General Meeting with the sanction of a Special Resolution:

PROVIDED THAT the Board may after the authority has been expired allot Unissued Shares in pursuance of an offer, agreement or grant of option or subscription rights, made before the authority has been expired.

9	The Company may exercise the powers of paying commissions conferred by section 52 of the Law. Subject to section 52 of the Law such commissions may be satisfied by the payment of cash or by the allotment of fully or partly paid Shares or partly in one way and partly in the other.

10	No Person shall be recognised by the Company as the legal holder, or beneficial owner, of Shares upon any trust and (except as otherwise provided by the Articles or by the Law) the Company shall not be bound by, or recognise, any beneficial or other equitable interest, or any contingent, future or partial interest, in Shares except the absolute right to the entirety of the Shares in their Holder and further (and without prejudice to the generality of the forgoing) no notice of any trust, expressed, implied or constructive shall, pursuant to section 112 of the Law, be entered on the Register.

11	The Special Rights carried or conferred by the Shares of any class may, without prejudice to the rights of the Members under section 70 of the Law, be varied or abrogated with the consent:

(a)	in writing of the sole Holder of, or the Members together holding or representing in aggregate at least two-thirds in nominal capital value of, the Shares of that class; or

(b)	of the General Meeting of the Holders of Shares of that class with the sanction of a Majority Resolution,

but not otherwise.

12	The Special Rights to the Shares of any class:

(a)	shall not, unless they expressly provide otherwise, be deemed to be varied or abrogated:

(i)	by the creation or issue of further shares ranking pari passu with, or subsequent to, the Shares of that class; or

(ii)	by a purchase or redemption by the Company, of Shares of that class.

(b)	shall be deemed to be varied or abrogated:

(i)	by a reduction of the capital Paid Up on, or cancellation of, Shares of that class (otherwise than by redemption); or

(ii)	by the creation or issue of further shares ranking in priority for the payment of a dividend (or interim dividend) or in respect of a return of capital or which carry, or confer on their Holders, voting rights more favourable than the voting rights carried or conferred by the Shares of that class; or

(iii)	by the subdivision of any shares into shares of a lower nominal value.

13	Without prejudice to the Special Rights conferred on the Holders, the General Meeting may with the sanction of an ordinary resolution:

(a)	increase the registered (authorised) share capital of the Company by creating new shares of any nominal value or class; or

(b)	consolidate and divide or subdivide, the whole or any part of the share (issued or unissued) capital of the Company into shares of different nominal value provided that the aggregate nominal value shall remain as fixed by the memorandum of association; the resolution may determine that, as between the shares resulting from the consolidation and division or subdivision, some of them may have different Special Rights than others or otherwise be designated (or re-designated) into different classes; or

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(c)	reduce the registered (authorised) share capital of the Company by cancelling Unissued Shares which the Company has not allotted or agreed to allot.

14	Whenever as a result of a consolidation and division, or subdivision, of Shares any Members would become entitled to fractions of Shares, the Company may, on behalf of those Members, sell the Shares representing the fractions to any Person for the best price reasonably obtainable and distribute the net proceeds of sale in due proportion among those Members, and the Company may authorise some Person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the Shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

15	Without prejudice to sections 55 and 57 of the Law, the General Meeting may with the sanction of a Special Resolution reduce the issued share capital (by cancelling Shares otherwise than by redemption), capital redemption reserve, share premium account or any capital reserve of the Company.

PURCHASE OF OWN SHARES

16

The Company may, to the extent permitted by sections 53 and 57A to 57E (inclusive) of the Law and subject to them, purchase Shares (or any interest in the Shares) including redeemable preference Shares, which do not exceed in aggregate 10% in nominal capital value of the entire issued share capital of the Company.

SHARE CERTIFICATES

17	Without prejudice to section 78 of the Law:

(1)	Every Member shall, within 30 days of becoming a Holder, be entitled without payment to one certificate for all the Shares of each class held by the Member or, upon payment for every certificate after the first of such reasonable out of pocket expense as the Board of Directors determines, to several certificates, each for one or more of the Shares held by the Member. If the Member transfers part of his holding of Shares, the Member shall be entitled to a certificate for the balance of his holding.

(2)	Every certificate shall be sealed with the Seal and shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and the amount or respective amounts the Shares are fully or partly Paid Up.

(3)	The Company shall not be bound to issue more than one certificate for Shares held by Joint Holders and delivery of a certificate to one Joint Holder shall be a sufficient delivery to all of them in respect of those Shares:

PROVIDED THAT, subject to Applicable Law, no Member holding Uncertificated Shares shall be entitled to, and the Company shall not be bound to issue, any share certificate or other certificate of title or ownership in respect of any of them.

18	Share certificates which are defaced, worn-out, lost or destroyed, may be reissued on such terms and conditions (if any) as the Board of Directors thinks fit.

LIEN

19	The Company has a first and paramount lien on every partly Paid Up Share for all sums (whether presently payable or not) called or payable at a fixed time in respect of that Share. The Company also has a lien on every partly Paid Up Share registered by a single Person for all sums payable by that Person or that Person’s estate to the Company. The Board of Directors may at any time exempt wholly or in part one or more Shares from this Regulation 19. The Company’s lien (if any) on a Share extends to all dividends and other distributions payable by the Company in respect of that Share.

20	The Company may sell in such manner as it thinks fit a Share on which it has a lien if a sum in respect of which the lien exists is payable, or until the expiration of 14 Days after a notice, stating and demanding payment of the sum payable, has been given to the Holder of the Share, or his Successor.

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21	To give effect to the sale referred to in Regulation 20, the Company may authorise some Person to execute an instrument of transfer of the Shares to be sold to, or in accordance with the directions of, the purchaser. The title of the transferee to the Shares shall not be affected by any irregularity in or invalidity of the proceedings in reference to the sale. The transferee shall be registered as the Holder of the Shares comprised in the instrument of transfer (whether or not the share certificates in respect of them have been produced) and he shall not be bound to see to the application of the purchase money.

22	The net proceeds of the said sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is payable, and the residue (if any) shall (upon surrender to the Company for cancellation of the certificate for the Shares (other than Uncertificated Shares) sold and subject to a like lien for any sums or debts not presently payable as existed upon the Shares before the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES & FORFEITURE

23	Subject to the terms of allotment, the Company may make calls upon the Members in respect of any sums unpaid on the Shares they hold (whether in respect of nominal capital value or premium) and each Member shall (subject to receiving at least 14 Days’ notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called on his Shares. The Company may require the payment of a call by instalments. The Company may revoke a call in whole or in part before it receives any sum under the call and it may also postpone the payment of a call in whole or in part. The Persons to whom calls are made shall remain liable for the calls made to them notwithstanding the subsequent transfer of the Shares in respect to which the calls were made.

24	A call shall be deemed to have been made at the time when the resolution of the Board of Directors authorising the call was passed or sanctioned.

25	The Joint Holders shall be jointly and severally liable to pay all calls in respect of their Shares.

26	A call which remains unpaid after it has become due and payable is subject to the Appropriate Interest on the amount unpaid from the day it became payable until it is paid but the Company may waive payment of the interest wholly or in part.

27	An amount in respect of one or more Shares payable on allotment or at any fixed date, whether in respect of nominal capital value or premium or as an instalment of a call, shall be deemed to be a call and if it is not paid the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

28	When a call remains unpaid after it has become due and payable the Company may give to the Person from whom it is due not less than 14 Days’ notice requiring payment of the unpaid amount together with any interest which may have accrued. The notice shall specify the place where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made shall be liable to be forfeited.

29	If the notice referred to in Regulation 28 is not complied with, the Shares in respect of which it was given may, before the payment required by the notice has been made, be forfeited and the forfeiture shall include all dividends and other distributions payable by the Company in respect of the forfeited Shares which were not made or paid before the forfeiture.

30	Forfeited Shares may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Company thinks fit either to the Person who was before the forfeiture the Holder or to any other Person and at any time before sale, re-allotment or other disposition, the forfeiture may be cancelled on such terms as the Company thinks fit. Where for the purposes of disposal forfeited Shares are to be transferred to any one or more Persons the Company may authorise some Person to execute instruments of transfer of Shares to those Persons.

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31	Persons whose Shares have been forfeited shall cease to be Members in respect of those Shares and shall surrender to the Company for cancellation the certificates for the Shares (other than Uncertificated Shares) forfeited but shall respectively remain liable to the Company for all sums which at the date of forfeiture were presently payable by them to the Company in respect of those Shares together with the payable Appropriate Interest from the date of forfeiture until payment but the Company may waive payment wholly or in part or enforce payment without any allowance for the value of the Shares at the time of forfeiture or for any consideration received on their disposal.

32	A statutory declaration by a Director or the Secretary that Shares have been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all Persons claiming to be entitled to the Shares and the declaration shall (subject to the execution of an instrument of transfer if necessary) constitute a good title to the Shares and the Person to whom the Shares are disposed of shall not be bound to see to the application of the consideration, if any, nor shall his title to the Shares be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture or disposal of the Shares.

TRANSFER OF SHARES

33	Subject to section 73 of the Law, a transfer of one or more Shares shall be effected by a transfer in writing. The instrument of transfer of Shares shall (subject as aforesaid) be either in any usual form or in any other form which the Board of Directors shall approve and shall be executed by, or on behalf of, the transferor and by, or on behalf of, the transferee and delivered to the Company at the Office together with the share certificate for the Shares to which it relates or such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer. Notwithstanding the foregoing the transfer of Uncertificated Shares may be effected through the Electronic Register as permitted by Applicable Law without a written instrument of transfer:

PROVIDED THAT the Company may, subject to Applicable Law, implement such arrangements and procedures for the registration, or effect, of transfers of (and other matters relating or affecting the title, to) Uncertificated Shares, as it thinks fit.

34	The Company:

(a)	may, without giving a reason, refuse to register the transfer of Shares which are not fully Paid Up provided that the refusal does not prevent the ordinary and proper course of dealings in Listed Shares from taking place;

(b)	shall not recognise any instrument of transfer of Shares (other than Listed Shares) unless:

(i)	it is deposited at the Office, or such other place as the Board appoints;

(ii)	it is accompanied by the certificate of the Shares to which it relates, or such other evidence as the Board may reasonably require; and

(iii)	(in the event that there are different classes in the share capital of Company) it relates to only one class of Shares,

and the Company shall refuse to register the transfer of any Share if the transfer is in favour of more than four transferees.

35	Notwithstanding section 76 of the Law, if the Company (or the Registrar on behalf of the Company in the case of a Listed Share) refuses to register the transfer of any Share it shall, within 7 Days after the transfer was lodged with the Company (or the Registrar, in the case of the Listed Share) send to the transferee notice of its refusal.

36	If the Company registers a transfer of Shares, it may retain the relevant instrument of transfer (if any) and if the Company refuses to register the transfer it shall (except in the case of known or suspected fraud) return the relevant instrument (if any) to the transferee when the notice of refusal is given.

37	The Company may, subject to section 110 of the Law, suspend the registration of transfers of Shares as occasions require provided that the aggregate period of suspension does not exceed 30 days in any year.

38	The Company shall not charge a fee in respect of the registration of an instrument or document relating to or affecting the title to Shares.

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TRANSMISSION OF SHARES

39	The legal personal representatives of a deceased single Holder of a Share shall, subject to section 80 of the Law, be the only Persons recognised by the Company as having title to the Share. In the case of a Share registered in Joint Holders, the survivor or survivors shall be the only Persons recognised by the Company as having any title to the Share.

40	The Successor shall, upon such evidence being produced as the Board of Directors may (subject to section 80 of the Law) properly require, have the right:

(a)	to be registered as the Holder of the Successor Share by notice sent or delivered to the Company at the Office; or

(b)	to transfer the Successor Share as the deceased or bankrupt Holder could have transferred it,

but in either case, the Regulations relating to the transfer and registration, of Shares apply and take effect mutatis mutandis.

41	The Successor shall have the rights of the Holder of the Successor Shares except that the Successor shall not, before being actually registered as the Holder of the Successor Shares, be entitled in respect of them to attend and vote at the general meetings of the Company or separate meetings of the Holders of Shares of a class.

GENERAL MEETINGS

42	Every general meeting which is not, under section 125 of the Law, the so called “annual general meeting” shall be called an “extraordinary general meeting”.

43	The Board of Directors or any Director may convene general meetings (or separate meetings of the Holders of Shares of a class) and, on a requisition by a Member or Members under section 126 of the Law (being a Member or Members together holding or representing Shares which in aggregate constitute or represent at least 5% in number of the votes carried or conferred by the Shares giving a right to vote thereat), the Board shall convene an extraordinary general meeting (or a separate meeting of the Holders of Shares of a class) for a date not later than 50 Days from receipt of the requisition.

44	If the Board of Directors does not proceed to convene a general meeting (or a separate meeting of the Holders of Shares of a class) within 28 Days from receipt by the Company of the requisition under Regulation 43, any one or more Members may convene an extraordinary general meeting (or separate meeting) to be held at any convenient place and at such time as the Member or Members convening the meeting shall determine subject nevertheless to any applicable Regulations relating to the giving of notices.

NOTICE OF GENERAL MEETINGS

45	Every extraordinary general meeting for sanctioning a Special Resolution and every annual general meeting shall be convened by at least 21 Days’ notice. All other general meetings shall, subject to section 127 of the Law, be convened by at least 14 Days’ notice. Notwithstanding the foregoing (but without prejudice to section 127(3) of the Law) any general meeting may be convened by shorter notice than that specified if it is so agreed:

(a)	in the case of an annual general meeting, by all the Members entitled to attend and vote at the meeting; and

(b)	in the case of an extraordinary general meeting by a majority in number of the Members entitled to attend and vote at the meeting being majority together holding or representing at least 95% in nominal capital value of the Shares conferring that right.

46	Every notice convening a general meeting shall specify where and when the meeting shall take place and the general nature of the business to be transacted thereat and in the case of an annual general meeting it shall specify the meeting as the “Annual General Meeting”. The notice shall also refer to the right of any Member entitled to attend and vote at the general meeting to appoint, pursuant to section 130 of the Law, a Proxy who may not be a Member to attend and vote in his place:

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PROVIDED THAT for so long as the Company is a Listed Company, in addition to the foregoing requirements of Regulation 45, the notice shall, pursuant to section 127A(3) of the Law, specify the following:

(1)	The proposed agenda for the meeting.

(2)	The procedures in respect of the participation and voting in the meeting required to be complied with by the Members entitled to attend and vote at the meeting.

(3)	The Record Date and that only the Holders of Shares conferring the right to attend and vote at the meeting, as at the close of business on the Record Date, shall be entitled to attend and vote at the meeting.

(4)	Where and how the full unabridged text of the documents to be submitted to the meeting may be obtained.

(5)	The internet site at which the Required Information shall be made available, subject to sections 127A(5) and 127A(6) of the Law, by the Company.

47	Subject to any Special Rights, notice convening a general meeting shall be given to every Person who, at the date of the notice, is a Member or Director and, to the extent required under sections 153 and 154 of the Law, such notice shall also be given to the Auditors:

PROVIDED THAT for so long as the Company is a Listed Company, the notice convening a general meeting shall, subject to section 127A(2) of the Law, be issued in a manner ensuring fast access to the notice using such media as may be reasonably relied upon for the effective dissemination of information to the Persons entitled to receive the notice.

48	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any Person entitled to:

(a)	receive the notice; or

(b)	attend or vote at that meeting,

shall not invalidate the proceedings at the meeting.

PROCEEDINGS AT GENERAL MEETINGS

49	All business transacted at a general meeting shall be deemed special business with the exception of:

(a)	the declaration of dividends;

(b)	the reports of the Directors and of the Auditors;

(c)	the consideration of the financial statements (including any documents annexed to the financial statements);

(d)	the appointment of Directors (and re-appointment of retiring Directors);

(e)	the appointment of Auditors (and re-appointment of retiring Auditors);and

(d)	the fixing of the remuneration of the Directors and the Auditors,

transacted at an annual general meeting.

50	No business shall be transacted at any general meeting unless a quorum is present. At least two Members (present in person or by Proxy) together holding or representing Shares which in aggregate constitute or represent over one-third in nominal capital value of the Shares giving a right to be present and vote at the meeting, shall constitute a quorum.

51	If a quorum is not present within one hour from the time appointed for holding a general meeting, or if during a General Meeting a quorum ceases to be present, the meeting shall dissolve if it was convened on the requisition of Members under Regulation 45 and in any other case, it shall stand adjourned to the same day in the next week at the same time and place or as the Chairperson GM shall otherwise determine. If at an adjourned general meeting, a quorum is not present within one hour from the time appointed for holding the meeting, the Members present in person or by Proxy and entitled to vote, shall (and shall be deemed to) constitute a quorum.

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52	The Chairperson (if any appointed) shall preside at every general meeting he attends. If no Chairperson is duly appointed or if the Chairperson is not present at the general meeting within 30 minutes from the time appointed for holding the meeting or if he is not willing to preside at the meeting, the Directors present may appoint any Director present and willing to act, to preside at the meeting.

53	If at a general meeting no Director is willing to preside at the meeting or if no Director is present at the meeting within 30 minutes from the time appointed for holding the meeting, the Members present may choose any Member or Proxy (being a natural person) present and willing to act, to preside at the meeting and if no Member or Proxy is willing to act as such or if no such Person is appointed to preside at the meeting, the meeting shall be dissolved.

54	Every Director whether a Member or not, is entitled to attend and speak at general meetings.

55	The Chairperson GM may, with the consent of the majority (in number) of the Members present (in person or by Proxy) at the meeting, adjourn the meeting for another date and place, but no business shall be transacted at an adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned notice of the adjourned meeting shall be given as in the case of an original general meeting.

56	Every resolution put to the vote of a general meeting shall be decided on a Show of Hands Vote unless a Poll Vote is demanded (before, or immediately after, the declaration of the result of the Show of Hands Vote) by:

(a)	the Chairperson GM;

(b)	at least 3 Members present and entitled to vote at the meeting;

(c)	one or more Members present and entitled to vote at the meeting, representing in aggregate at least 10% of the total voting rights of all the Members present and entitled to vote at the meeting; or

(d)	any Director present at the meeting.

For avoidance of doubt, a demand for a Poll Vote by a Proxy shall be deemed to be made by the Member he represents.

57	Unless a Poll Vote is duly demanded:

(a)	a declaration by the Chairperson GM that a resolution is on a Show of Hands Vote carried or carried unanimously or by a particular majority, or lost; and

(b)	an entry to that effect in the book containing the minutes of the proceedings of the general meeting,

shall together constitute conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

58	The demand for Poll Vote may, before the declaration of its result, be withdrawn but only with the consent of the Chairperson GM. A demand so withdrawn shall not invalidate the result of a Show of Hands Vote declared before the demand for Poll Vote was made. The result of a Poll Vote shall, without prejudice to section 138 of the Law, be deemed declared the date on which the Poll Vote was held.

59	A Poll Vote shall be held immediately after it is duly demanded. If prior to the declaration of the result of a Show of Hands Vote, a Poll Vote is demanded but duly withdrawn the general meeting shall continue as if the demand was not made.

60	Subject to Regulation 61, a dated resolution in writing duly signed by or on behalf of the Holders of Shares conferring in aggregate at least 75% of the votes exercisable on such resolution at a general meeting of the Company, or separate meeting of the Holders of Shares of a class, shall be as valid and effectual as if the resolution has been sanctioned by a General Meeting duly transacted and held provided that a notice of the intention to propose the resolution together with a copy of the resolution, are given to all the Holders of Shares conferring the right to vote on the resolution, at least the Minimum Notice Period prior to the date of the resolution. Any such resolution may consist of one or several documents each duly signed by or behalf of one or more Members and the certification of the Secretary or any Director shall be conclusive evidence that copies of the resolution were sent as aforesaid. In this Regulation 60, the Minimum Notice Period means 21 Days in the case of a Special Resolution or proposed Special Resolution, and 14 Days in any other case.

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61	Subject to the Special Rights, the Regulations applicable to the general meetings of the Company or the proceedings of such general meetings shall apply and take effect, mutatis mutandis, to every separate meeting of the Holders of Shares of any class except that any Member (present in person or by Proxy) holding or representing Shares of the class which in aggregate constitute or represent at least one-third in nominal capital Paid Up on the Shares of the class, shall constitute a quorum and a meeting.

62	For so long as the Company is a Listed Company, general meetings and separate meetings of the Holders of Shares of a class may, subject to sections 128B of the Law, be held in whole or in part, by Electronic Means.

VOTES OF MEMBERS

63	If for any purpose an ordinary resolution or Majority Resolution is required, a Special Resolution or an Extraordinary Resolution shall be as effective.

64	Subject to section 132 of the Law, a Member entitled to more than one vote need not use or cast all the votes in the same way.

65	Subject to the Special Rights, on a Show of Hands Vote or on a Poll Vote every Member present in person or by Proxy shall have one vote for every Share of which the Member is the Holder:

PROVIDED THAT for so long as the Company is a Listed Company, on a Show of Hands Vote or on a Poll Vote every Member at close of business on the Record Date present in person or by Proxy shall, subject to the Special Rights, have one vote for every Share of which the Member is, at the close of business on the Record Date, the Holder.

66	In the case of Joint Holders the vote of the most senior who casts a vote whether in person or by Proxy shall be accepted to the exclusion of the votes cast by the other Joint Holders; and seniority shall be determined by the order in which the names of the Joint Holders present at the general meeting, first appear in the Register.

67	A Member in respect of whom an order has been made by any competent court (whether in Cyprus or elsewhere) in matters concerning mental disorder may vote, whether on a Show of Hands Vote or on a Poll Vote, by his receiver, curator bonis or other Person authorised and appointed for that purpose by the said court, and the receiver, curator bonis or the other Person may vote by Proxy. Evidence of the authority of the Person claiming to exercise the right to vote shall be deposited with the Company at the Office 24 hours before the time appointed for holding the general meeting (or adjourned meeting) at which the right to vote is to be exercised or delivered to the Chairperson GM of the meeting and in default the right to vote shall not be exercisable.

68	A Member shall not, unless the Board of Directors otherwise determines, be entitled to vote at general meetings or at separate meetings of the Holders of Shares of a class, either in person or by Proxy, in respect of any Share held by the Member or to exercise any privilege as Holder of the Share unless all calls and other sums payable to the Company by the Member in respect of the Share have been paid.

69	In the case of an equality of votes, whether on a Show of Hands Vote or on a Poll Vote, the Chairperson GM shall not be entitled to a casting vote in addition to any other votes he has.

70	No objection as to the qualification of any voter to vote and/or attend at a general meeting shall be raised except at the general meeting at which the said voter shall be present and every vote which is not disallowed at the meeting shall be valid. Every objection made in due time shall be referred to the Chairperson GM whose decision shall be final and conclusive.

71	If votes are counted at a general meeting which ought not to have been counted or might have been rejected or if votes are not counted which ought to have been counted, the error shall not vitiate the result of the vote unless it is pointed out at the meeting, or at an adjournment of it, and it is in the opinion of the Chairperson GM of sufficient magnitude to do so.

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72	A Member may appoint one or more Proxies to attend and vote on Show of Hands Votes as well as on Poll Votes. A Proxy need not be a Member and the appointment of a Proxy does not preclude the Member from attending and voting at the meetings or at an adjourned meetings.

73	The Company shall, without prejudice to the rights of the Members under section 130(1A) of the Law (in so far as it is applicable), send instruments of proxy to all the Members entitled to receive notice of a general meeting or separate meeting of the Holders of Shares of a class, and vote at it. The instruments of proxy shall, without prejudice to section 130(2A) of the Law (in so far as it is applicable):

(a)	enable the Members to appoint as proxy, Persons of their own choice;

(b)	enable the Members to vote for, or against, each resolution to be proposed at the meeting; and

(c)	state that, if the instrument does not indicate how the proxy is to vote, the proxy may exercise his right his discretion.

74	An instrument appointing a proxy:

(a)	shall be in writing in any usual or common form, or any other form approved by the Company;

(b)	shall be executed by the person appointing the proxy or on that Person’s behalf, by an officer (if Corporation), agent or attorney, duly authorised in writing or under seal;

(c)	shall be deemed (subject to anything to the contrary contained in the instrument) to confer authority to vote on a resolution or amendment of a resolution put to the meeting for which the authority is given as the proxy thinks fit; and

(d)	shall be valid, unless the instrument provides otherwise, for adjournment of the meeting to which it relates:

75	The instrument of proxy and any authority under which it is executed, or a copy of the authority, certified in a manner approved by the Company, may be deposited or delivered at the Office, or such other place as is specified in the notice convening the meeting or in any instrument of proxy sent out in respect of the meeting, not less than 48 hours and not more than 72 hours before the time appointed for holding the meeting or adjourned meeting at which the proxy is to attend. An instrument of proxy which is not deposited or delivered in the manner permitted by this Regulation 75, shall be invalid.

76	If two or more valid but differing instruments are deposited with, or delivered to, the Company in respect of the same Share for use at the same meeting, the one which is deposited or delivered last shall be treated as replacing the others in respect of that Share. If the Board of Directors cannot readily determine to its satisfaction which is deposited or delivered last, none of them shall be treated as valid in respect of that Share.

77	A vote cast or Poll Vote demanded by a Person acting as Proxy shall be valid notwithstanding whether or not his appointment as Proxy has previously been terminated unless the Company is promptly notified in writing of the said termination prior to the said vote being cast or to the said Poll Vote being demanded.

78	The Regulations relating to the appointment and revocation of appointment, of proxies and to any notification to, deposit with and delivery to, the Company of any instrument or document in respect of proxies shall, subject to sections 130(1A) and 130(2A) of the Law and provided that the Company is a Listed Company, apply and take effect, mutatis mutandis to any such appointment, revocation, notification, deposit or delivery, by one or more Electronic Means approved or adopted by the Company.

79	Notwithstanding section 133 of the Law, a Corporation which is a Member or a Proxy may by a resolution of its board of directors, management board or other governing body, as the case may be, authorise any individual to act as its representative at a general meeting of the Company or separate meeting of the Holders of a class of Shares and the person so authorised shall be entitled to exercise on behalf of the Corporation the same powers that the Member or Proxy could exercise if it were itself an individual.

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NUMBER OF DIRECTORS

80	The minimum number of Directors is, notwithstanding section 170 of the Law, four Directors and, unless otherwise determined by the General Meeting with the sanction of an ordinary resolution, the maximum number of Directors is restricted to 15 Directors:

PROVIDED THAT at least two Directors shall be Non-executive Directors and at least two Directors shall be Executive Directors.

ALTERNATE DIRECTORS

81	A Director (excluding an alternate director) may appoint any individual (whether a Director or not) willing to act, as an alternate director and at any time remove him from the office.

82	An alternate director shall be entitled to receive notice (whether or not he is absent from Cyprus) of all meetings of Directors and of Committees of which the Director appointing him is a member, and to attend and vote at these meetings when the Director appointing him is absent.

83	An alternate director shall cease to hold the office:

(a)	on the happening of an event which, if the alternate director were a Director, would vacated office; or

(b)	if the Director appointing him ceases (for any reason) to be Director.

84	The appointment or removal of an alternate director shall be made by notice signed by the Director making or revoking the appointment and delivered to the Company at the Office. An alternate director may resign at any time by notice delivered to the Company at the Office.

85	Save as otherwise provided in the Articles, an alternate director shall be deemed to be a Director and shall alone be responsible for his own acts, omissions and defaults and he shall not be deemed to be the agent of the Director appointing him.

POWERS OF DIRECTORS

86	No Director or other officer of the Company nor any other Person shall have any authority (whether express or implied or ostensible) to execute or sign any agreement, deed, instrument or document on behalf of the Company or otherwise commit or bind the Company in any way unless or until expressly authorised by a resolution of the Board or of a Committee duly authorised by the Board.

87	Subject to the provisions of the Law, the memorandum of association of the Company, the Articles and to any directions given by the General Meeting with the sanction of an ordinary resolution, the business and affairs of the Company shall be managed by the Board of Directors which may exercise all the powers of the Company. No alteration of the memorandum of association or the Articles and no direction of the General Meeting shall invalidate any prior act of the Board or any Director which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Regulation 87 shall not be limited by any special power given to the Board or the Directors by the Articles and a Board Meeting may exercise all powers exercisable by the Board of Directors.

88	The Board of Directors may exercise all the powers of the Company to borrow, raise money, give guarantee and to mortgage, charge and encumber the undertaking, property, assets (fixed and current), rights, revenues and uncalled share capital, of the Company and to create or issue Debentures and other securities, whether as primary or collateral security for any debt, liability or obligation of the Company, any Subsidiary or any other Person, and to issue notes, bonds and other promises and obligations of the Company, either for cash or as consideration for the acquisition of property other than cash.

89	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments, and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed, or otherwise executed (as the case may be) in such manner as, pursuant to section 34 of the Law, the Board of Directors determines.

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DELEGATION OF THE BOARD’S POWERS

90	The Company may, by power of attorney under the Seal or otherwise signed by two Directors or a Director and the Secretary, appoint any Person as attorney or agent of the Company for such purposes, on such terms and conditions and with such powers (not exceeding the powers vested in, or exercisable by, the Board of Directors under the Articles) as the Board thinks fit, including the power to delegate all or any part of the authority granted to such Person.

91	The Board of Directors may delegate:

(a)	to committees consisting of at least two Directors as the Board shall appoint (each a ‘Committee’); and

(b)	to Directors (jointly or severally),

such of the Board’s powers as the Board thinks fit. The delegations may be made subject to any conditions the Board may impose and either collaterally with or to the exclusion of its own powers and may be revoked or altered by it. Unless otherwise determined by the Board, the Regulations applicable to the meetings of Directors or the proceedings of such meetings shall apply and take effect, mutatis mutandis, to every Committee Meeting.

APPOINTMENT, RETIREMENT & REMOVAL OF DIRECTORS

92	Subject to Regulation 93, at each annual general meeting of the Company one-third of the Directors (or if their number is not a multiple of three, the number nearest to three but not exceeding one-third) shall retire by rotation:

PROVIDED THAT:

(1)	The Directors to retire by rotation shall be those who have been longest in office since their last appointment (or reappointment) but as between individuals who were appointed as Directors on the same day, those to retire shall (unless they otherwise agree among themselves) be determined by lot.

(2)	If the number of the Directors who are subject to retirement by rotation under Regulation 93 is two, one of them shall retire and, if there is only one such Director, he shall retire.

93	All the Directors are subject to retirement by rotation excluding:

(a)	the Directors who hold an executive office (Executive Directors); and

(b)	the alternate directors who are not otherwise subject to retirement by rotation.

94	No person (including a Director retiring by rotation) shall be appointed (or reappointed) a Director at a general meeting of the Company unless:

(a)	that individual is recommended by the Board of Directors or by a Committee duly authorised by the Board; or

(b)	not less than seven nor more than 42 Days before the date appointed for holding the meeting, notice executed by a Qualified Member has been given to the Company of that Member’s intention to propose that individual for appointment (or reappointment) as Director (stating the particulars which would, if he were so appointed, be required to be included in the Company’s register of Directors) together with a notice executed by that individual stating that he is willing to act as Director. For the purposes of this Regulation 94, a “Qualified Member” means a Member or Members together holding or representing Shares which in aggregate constitute or represent at least 5% in number of the votes carried or conferred by the Shares giving a right to vote at general meetings of the Company.

95	Not less than three nor more than 21 Days before the date appointed for holding the meeting notice shall be given to all the Members entitled to receive notice of the meeting:

(a)	of every individual who is recommended by the Board of Directors, or the Committee; and

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(b)	of every individual in respect of whom notice has been duly given to the Company of the intention to be proposed,

for appointment (or reappointment) as a Director at the meeting. The notice shall give the particulars of that Person which would, if he were so appointed, be required to be included in the Company’s register of Directors.

96	The General Meeting may:

(a)	subject to Regulation 94 and section 177(1) of the Law, with the sanction of an ordinary resolution appoint any person (willing to act) to the office of Director either to fill a vacancy or as an additional Director provided that no appointment shall cause the number of the Directors to exceed the maximum number permitted under or pursuant to Regulation 80; and

(b)	subject to sections 136 and 178 of the Law, with the sanction of an ordinary resolution remove any Director from office (but the Director’s removal from office shall be without prejudice to any claim which he has for breach of contract).

97	Notwithstanding Regulation 96 the Board of Directors may at any time appoint any person (willing to act) to the office of Director either to fill a vacancy or as an additional Director provided that no appointment shall cause the number of the Directors to exceed the maximum number permitted under Regulation 80. Every Director (other than a Director holding an executive office) appointed under or pursuant to this Regulation 97 shall hold office only until the next following annual general meeting and shall not be taken into account in determining the Directors who are to retire by rotation.

98	A Director who retires at an annual general meeting of the Company (whether by rotation or otherwise) shall, unless he is re-appointed under or pursuant to Regulation 96, remain in office until the meeting appoints another in his place, or if the meeting does not do so, until the conclusion of the meeting.

DISQUALIFICATION OF DIRECTORS

99	The office of Director is vacated if the Person who holds it:

(a)	becomes prohibited by Applicable Law or the Law (including section 180 of the Law) from being a director or other officer of a company; or

(b)	becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(c)	becomes of unsound mind or patient for any purpose of a statute relating to mental health and the Board of Directors resolves that his office be vacated; or

(d)	resigns his office by notice delivered to the Company at the Office or tendered at a Board Meeting; or

(e)	is absent from Board Meetings for six consecutive months without permission of the Board and his alternate director (if any) does not attend in his place and the Board of Directors resolves that his office be vacated, and a resolution of the Board declaring that a Director has vacated office under this Regulation 99, shall be conclusive as to the fact and as to the ground of vacation as stated in the resolution.

REMUNERATION OF DIRECTORS

100	Subject to section 181 of the Law, every Director, shall be entitled for his services as such or for services outside the scope of the ordinary duties of directors (including, appointment in Committees), to such remuneration (by way of salary, participation in the profits or otherwise) as the General Meeting shall approve, in accordance with the remuneration policy (if any), with the sanction of an ordinary resolution and unless the resolution provides otherwise, the remuneration shall be deemed to accrue from day to day.

101	Every Director shall be entitled to be paid by the Company all reasonable travelling, hotel, and other expenses properly incurred by him in connection with the discharge of his duties and obligations as a Director as well as his attendance to meetings of the Directors and general meetings of the Company including travelling expenses and accommodation (to hotels or elsewhere) and other expenses.

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DIRECTORS’ GRATUITIES AND PENSIONS

102	The Company may, to the extent (if at all) authorised by the General Meeting with the sanction of ordinary resolution, provide benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any Director who ceases to hold any executive office or employment with the Company or with any Corporation which is or has been a Subsidiary or a predecessor in business of the Company, and for any member of his family (including a spouse and a former spouse) or any individual who is or was dependent on him, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

DIRECTORS’ APPOINTMENTS & INTERESTS

103	The Board of Directors may appoint one or more Directors to the office of managing director of the Company or to any other executive office in, or employment with, the Company (as an Executive Director) for such period, on such terms and subject to Regulation 100 for such remuneration (by way of salary, participation in the profits or otherwise) as the Board thinks fit. Any such appointment shall (unless its terms provide otherwise) terminate when the Director so appointed shall cease to be a Director.

104	A Director notwithstanding his office may, without prejudice to Applicable Law and sections 183 to 186 (both inclusive) and 191 of the Law:

(a)	become a party to, or otherwise be interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested; and

(b)	become a director or other officer of, or be employed by, or become a party to any transaction or arrangement with, or otherwise be interested in, any Corporation promoted by the Company or in which the Company is otherwise interested, and accordingly the Director shall not, by reason of his office, be accountable to the Company for any benefit which he may derive from any such office or employment or from any such transaction or arrangement or from any interest he may have in any such Corporation and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit provided always that the Director discloses to the Company the nature and extent of his interest.

105	For the purposes of Regulation 104, a general notice given to the Company or tendered at a Board Meeting that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified Person or class of Persons is interested shall be deemed to be a disclosure that the Director has an interest in the said transaction or arrangement of the nature and extent so specified. Notwithstanding the forgoing, an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

PROCEEDINGS OF DIRECTORS

106	Subject to the Articles, the Directors may regulate the proceedings of Board Meetings as they think fit. A Director may, and the Secretary at the direction of a Director shall, call a meeting of the Directors. Notice (which shall not be less than 5 days) of a meeting of Directors shall be given to each Director whether or not absent from Cyprus. Every Director has one vote and all business arising at every Board Meeting shall be decided (or resolved) by a resolution and no resolution shall be effective unless sanctioned by at least a majority of votes of the Directors present at the meeting, voting and entitled to vote. In the case of an equality of votes, the Chairperson shall not have a casting vote. A Director who is also an alternate director shall be entitled, in the absence of his appointor, to a separate vote of his appointor in addition to his own vote.

107	A Director may vote as a Director on a resolution concerning any matter in which he has, directly or indirectly, an interest or duty and, if he votes, his vote shall be counted and he shall be counted in the required quorum when that resolution or matter is put before the Board of Directors:

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PROVIDED THAT the Director interested:

(a)	has disclosed his interest in accordance with Applicable Law, the Law and the Articles at the meeting of Directors; and

(b)	was granted permission to vote by the Chairperson or, if no Chairperson is appointed, or is present, or if the Director interested is the Chairperson, by all the Directors present at the meeting and have no interest in the matter or business to be transacted.

108	The required quorum for the transaction of the business at a meeting of the Directors shall be two Directors unless or until the Board of Directors shall otherwise determine. A person, who holds office only as an alternate director shall, if the Director appointed him is absent, be counted in the quorum.

109	The Directors who are present at a meeting of the Directors at which there is no quorum or at a Board Meeting at which the quorum ceases to be present may act only for the purpose of calling a general meeting and for no other purpose.

110	The Board of Directors may by majority appoint one Director as the “Chairperson” and may at any time remove him from that office. The Chairperson shall preside at every Board Meeting he attends. If there is no Chairperson appointed or if the Chairperson is unwilling to preside or is not present within 15 minutes after the time appointed for holding the meeting, the Directors present may by majority appoint one of them to preside at the Board Meeting.

111	Notwithstanding section 174 of the Law, acts done by the Board of Directors, a Committee or a Person acting as Director are, notwithstanding that it afterwards discovered that there was some defect in the appointment of a Director or that any of the Directors was disqualified from holding office, or had vacated office, or was not entitled to vote, as valid as if such person had been duly appointed as Director and was not disqualified and had continued to be a Director and had been entitled to vote.

112	A written resolution signed by all the Directors or in relation to a Committee by all its members, shall be as valid and effectual as if the resolution has been sanctioned at a Board Meeting, or (as the case may be) a Committee Meeting, duly convened, constituted and transacted on the date it is delivered at the Office; and it may consist of several documents in like form each signed by one or more persons; and, if a written resolution is signed by a Director who is also appointed an alternate director, it need not be signed by the alternate director in that capacity.

113	A meeting of the Directors may consist of a conference between Directors some or all of whom are in different places provided that each Director who participates is able to hear each other participating Director addressing the meeting and to address all of the other participating Directors simultaneously, whether directly, by conference telephone or by any other means of, or equipment for, communications or by a combination of the said means or equipment. A quorum shall be deemed to be present if those conditions are satisfied in respect of at least the number of Directors required to form a quorum under Regulation 108. A meeting of the Directors which complies with this Regulation 113 shall be deemed to be a meeting that took place at the Office.

SECRETARY

114	Subject to sections 171 and 172 of the Law, the Secretary shall be appointed by the Board of Directors for such term, at such remuneration and upon such terms and conditions as the Board thinks fit; and any Secretary so appointed may at any time (without prejudice to any claim for damages he may have for breach of contract by the Company) be removed by the Board.

115	To the extent permitted by section 173 of the Law any provision in the Law or the Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall be satisfied by its being done by or to the same Person acting both as Director and as, or in place of, the Secretary.

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MINUTES

116	The Directors shall cause minutes to be made in accordance with sections 139 and 140 of the Law in books kept for the purpose of:

(a)	all appointments of officers of the Company;

(b)	all resolutions, decisions and proceedings at General Meetings, meetings of Directors, meetings of managers, Committee Meetings and meetings of Debenture holders; and

(c)	all the names of Directors, managers, Members, Debenture holders and other Persons, as the case may be, present at such meetings.

117	If a minute purports to be signed by the chairperson of the meeting at which the proceedings were held, or by the chairperson of the next following meeting, it is evidence of the proceedings.

SEAL

118	The Seal shall only be used by the authority of the Board of Directors or of a Committee duly authorised by the Board. The Board may determine who shall sign the instrument or document to which the Seal is to be affixed and unless it determines otherwise it shall be signed by two Directors or by a Director and the Secretary. The signatures and the Seal on any certificate relating to Shares or Debentures may be made by such mechanical means as the Board determines.

119	The Company may exercise all the powers given by section 36 of the Law with regard to an official seal of the Company for use abroad, and such power is vested in the Board of Directors.

DIVIDENDS

120	The General Meeting may declare:

(a)	dividends at an annual general meeting; or

(b)	interim dividends at an extraordinary general meeting (or, where applicable, separate meeting of the Holders of Shares of a class),

with the sanction of an ordinary resolution but no dividend or interim dividend may exceed the amount (if any) so recommended by the Board of Directors and the Board may at any time declare interim dividends:

PROVIDED THAT:

(1)	No dividend or interim dividend shall be paid otherwise than out of divisible profits.

(2)	No interim dividend shall be paid on Shares which confer, with regard to dividend, deferred or non-preferred rights if, at the time of payment, (preferential) dividends on Shares which confer, with regard to dividend, preferential rights, are in arrears.

(3)	Any dividend payable at a fixed rate may be paid at intervals if it appears that the profits available for distribution justify the payment.

(4)	Subject to any Special Rights, all dividends and interim dividends shall be declared and paid according to the amounts Paid Up on the Shares on which the respective dividends or interim dividends relate. All dividends and interim dividends shall be apportioned and paid proportionately to the amounts Paid Up on the Shares during any portion or portions of the period in respect of which the respective dividends or interims dividend are paid; but, if any Shares are issued on terms providing that they shall rank for dividend as from a particular date or to a particular extent, those Shares shall rank for dividend accordingly.

121	The payment of a dividend or interim dividend may be satisfied, to the extent (if at all) authorised by the General Meeting with the sanction of an ordinary resolution, wholly or partly by the distribution of assets other than cash and where any difficulty arises in regard to the distribution, the Company may, by resolution of the Board of Directors, settle the difficulty and in particular it may issue fractional certificates and fix the value for distribution of any assets and may determine that cash shall be paid to a Member upon the footing of the value so fixed and may also vest any assets in trustees.

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122	Dividends, interim dividends or other money payable in cash on, or in respect of, Shares may be paid by direct debit, bank transfer or other automated system of bank transfer, cheque or warrant, and the same may be sent by post to the address of the Member (or, as the case may be, to his Successor) as shown in the Register or, if two or more Persons are registered as Joint Holders of Shares or are entitled to Shares as Successors, to any one of such Persons or to such other Person and such address as the said Persons may direct in writing.

123	Unless otherwise expressly provided by the Special Rights, no dividend, interim dividend or other money payable on or in respect of, Shares shall bear interest against the Company.

124	A dividend or interim dividend which has remained unclaimed for 5 years from the date when it became due for payment shall, if the Board of Directors so resolves, be forfeited and cease to remain owing by the Company.

125	The Board of Directors may transfer out of the profits of the Company to a reserve or reserves such amounts as it thinks fit and any sums represented by such amounts may be employed in the business of the Company, deposited with any bank or financial institution or invested in such investments or other assets, as the Board determines.

CAPITALISATION OF PROFITS (BONUS ISSUE)

126	The Board of Directors may, to the extent (if at all) authorised by the General Meeting with the sanction of an ordinary resolution:

(a)	capitalise, subject to the following Paragraphs and sections 55(2) and 57(5) of the Law, any undivided profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of the share premium account, or capital redemption reserve, of the Company;

(b)	appropriate the sum resolved to be capitalised to the Members who would be entitled to it if it were distributed as dividend and in the same proportions apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any Shares held by the Members respectively, or in paying up in full Unissued Shares or unissued Debentures of a nominal value equal to the said sum, to be allotted and issued to those Members credited as fully Paid Up Shares or Debentures, or as the Board may direct, in those proportions, or partly in one way and partly in the other; but the share premium account, the capital redemption reserve, and any profits which are not available for distribution may, for the purposes of this Regulation 126, only be applied in paying up bonus shares to be allotted and issued to the said Members credited as fully paid;

(c)	in the case of shares or Debentures becoming distributable under this Regulation 126, make such provision by the issue of fractional certificates and/or by payment in cash or otherwise, as the Board determines; and

(d)	authorise any Person to enter on behalf of all the Members concerned into an agreement with the Company providing for the allotment to those Members respectively, credited as fully paid, of Shares or Debentures to which they are entitled upon such capitalisation. Any agreement made under such authority is binding on all the Members concerned.

ACCOUNTS & REGISTERS

127	Every Director and his duly authorised representative shall (as such) at any time have the right of inspecting the accounting and financial records and other books, documents and records (whether financial or not), including all the registers and minute books, of the Company. Subject to sections 140, 141, 187 and 192 of the Law, a Member shall not, as such, be entitled to inspect the said books, documents and records of the Company unless authorised with or without conditions by the Board of Directors or by the General Meeting with the sanction of an ordinary resolution.

128	The Directors shall comply with, and shall procure compliance by the Company of, the provisions relating to the financial statements and accounts of the Law (including sections 141, 142, 143, 149, 151, 152 and 152A of the Law) and Applicable Law, to the extent that such provisions apply or relate to the Company.

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NOTICES

129	Any notice to be given to or by any Person pursuant to the Articles shall be in writing and given either personally or sent by prepaid post or electronic mail or facsimile to the postal or electronic address or fax number (respectively, as the case may be), of the addressee. In the case of Joint Holders all notices shall be given to the Joint Holder whose name stands first in the Register in respect of the joint Shares in which case it shall be sufficient notice to all the Joint Holders of those Shares:

PROVIDED THAT for so long as the Company is a Listed Company, such notices may, where permitted under or pursuant to the Articles, be given or sent by one or more Electronic Means approved or adopted by the Company.

130	A Member who is present either in person or by Proxy at any general meeting of the Company, or separate meeting of the Holders of Shares of a class, shall be deemed to have duly received notice of the meeting and of the purposes for which it was called.

131	The Successor shall be bound by every notice in respect of Successor Shares which has been duly given (or deemed given) to the Holder of the Successor Shares.

132	A notice may be given by the Company to the Successor by sending or delivering the notice, in any manner permitted by the Articles, addressed to the Successor by name, or by its capacity at the address (if any) supplied by the Successor to the Company for that purpose. Until such an address is supplied to the Company, a notice may be given in the manner in which it may be given if the death or bankruptcy of Holder of the Successor Shares has not occurred.

133	Any notice sent by facsimile, or electronic mail shall be deemed served 24 hours after despatched and any notice sent by prepaid post shall be deemed served 48 hours after posting. In proving the giving of a notice it shall be sufficient, in the case of posting, to prove that an envelope containing a notice was properly addressed, prepaid and posted, in the case of personal delivery that it was delivered or left at the address of the Person to which the notice is addressed and, in the case of a electronic mail or facsimile, that the electronic mail or fax containing the notice was duly despatched to the e-mail address or fax number of the Person to which the notice is addressed:

PROVIDED THAT for so long as the Company is a Listed Company, the provisions of Regulation 133 shall apply mutatis mutandis to notices sent by any Electronic Means as approved or adopted by the Company.

WINDING UP

134	If the Company is being wound up, the liquidator may, with the sanction of an Extraordinary Resolution and any other sanction required by the Law, divide among the Members either in kind or in specie the whole or any part of the assets of the Company and may for that purpose, value any assets and determine how the division shall be carried out as between the Members or their different classes. The liquidator may with the sanction of an Extraordinary Resolution, vest the whole or any part of the assets of the Company in trustees upon such trusts for the benefit of the Members as he with the like sanction determines, but no Member shall be compelled to accept any assets upon which there is a liability or other encumbrance.

INDEMNITY

135	Subject to section 197 of the Law, without prejudice to any indemnity to which a Director or former Director may otherwise be entitled, every Director and former Director and other officer, and former officer, of the Company shall be indemnified out of the assets of the Company against any liability incurred by him in defending any proceedings against him, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted or in connection with any application under section 383 of the Law in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in respect of the affairs of the Company.

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